UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

October 23, 2019

MARINUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Radnor Corporate Center, Suite 500 100 Matsonford Rd, Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 801-4670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	MRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2019, Lorianne Masuoka, MD, the chief medical officer of the Company, informed the Company that she will retire effective October 31, 2019.  In accordance with the terms of her employment agreement, Dr. Masuoka will receive nine months of salary continuation and payment of her medical insurance premiums at the same level as was in effect on the termination date for a period of nine months.

On October 25, 2019, Marinus Pharmaceuticals, Inc. (the “Company”) retained Joseph Hulihan, MD, MS-HP as chief medical officer, effective November 6, 2019.  Dr. Hulihan, age 64, served as Principal at Paradigm Neruoscience since 2015, and served in various capacities at Johnson & Johnson from 1999 to 2014, most recently as Global Medical Affairs Leader, Neuroscience (Mood disorders) for Janssen Global Services, LLC.  Dr. Hulihan holds a Bachelor of Science degree from Dickinson College and a Doctor of Medicine degree from Drexel University.  As chief medical officer, Dr. Hulihan will oversee the Company’s clinical programs.  A press release announcing Dr. Hulihan’s appointment to the Company is attached as Exhibit 99.1 to this report.

On October 25, 2019, we entered into an employment agreement with Dr. Hulihan.  The principal terms of Dr. Hulihan’s employment agreement are as follows:

•                  base salary of $375,000 per year;

•                  annual performance bonus in an amount up to 35.0% of base salary based on the achievement of certain performance goals established by our Board or the compensation committee; and

•                  stock options and awards as part of our equity incentive programs

Upon a termination of Dr. Hulihan’s employment by us without cause or a resignation by Dr. Hulihan for good reason, Dr. Hulihan is eligible to receive a continuation of his base salary for nine months, with an accelerated payment of any balance upon a change in control as defined in the agreement, subject to his execution and delivery of a general release of claims.  If such termination occurs within three months before or within twelve months after a change in control the severance payable increases to an amount equal to his base salary for a period of eighteen months payable in a lump sum. Upon such termination, Dr. Hulihan is also eligible to receive payment or reimbursement of his medical insurance premiums at the same level as was in effect on the termination date for a period of nine months, which period increases to eighteen months if the termination of employment occurs three months before or twelve months after a change in control.

Termination for “cause” under Dr. Hulihan’s employment agreement generally means termination of Dr. Hulihan by us for: (i) his misuse of alcoholic beverages, controlled substances or other narcotics, which misuse has had or is reasonably likely to have a material adverse effect on our business or financial affairs or our reputation; (ii) failure to cooperate with us in any investigation or formal proceeding; (iii) the commission of, or a plea of guilty or nolo contendere with respect to, or conviction for, a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), a crime involving moral turpitude or any other offense that results in or could result in any prison sentence; (iv) adjudication as an incompetent; (v) a breach of any material term of the employment agreement; (vi) violation in any material respect of any of our rules, regulations or policies; (vii) gross insubordination; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of our Board, has had a material adverse effect on our reputation; (ix) any continued or repeated absence; or (x) misappropriation of any funds or property.

Termination for “good reason” under Dr. Hulihan’s employment agreement generally means termination by Dr. Hulihan for (i) any material failure by us to comply with any material term of the employment agreement; (ii) the demotion of Dr. Hulihan to a lesser position or a substantial diminution of Dr. Hulihan’s authority, duties or responsibilities or (iii) a material diminution of his base salary and benefits, except under certain limited circumstances.

Dr. Hulihan is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans as approved from time to time by our Board. Dr. Hulihan’s employment agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for nine months following any cessation of employment with respect to Dr. Hulihan.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report.  The description of the Employment Agreement is a summary only and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.             Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Employment Agreement dated as of October 25, 2019 between Joe Hulihan, M.D. and Marinus Pharmaceuticals, Inc.

99.1	Press release dated October 29, 2019, of Marinus Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Edward Smith
Edward Smith,
Vice President, Chief Financial Officer,
Secretary and Treasurer

Date:  October 29, 2019